Filed Pursuant to Rule 424(b)(2)
Registration No. 333-89134
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2002, as Supplemented on September 4, 2002, April 11, 2003 and August 31, 2005)
CRAY INC.
Common Stock and
Common Stock Purchase Warrants
     The Warrants originally issued to Clarion Partners, L.P., have been transferred to the Amended and Restated Declaration of Trust of Morton A. Cohen, dated May 9, 2005, which would be the selling shareholder of the shares of Common Stock underlying the Warrants.
     Our common stock is traded on the Nasdaq National Market under the symbol “CRAY.” On August 30, 2005, the last sale price for our common stock as reported by the Nasdaq was $1.10 per share.

     The securities offered by this prospectus supplement involve a high degree of risk. You should carefully consider the “Factors That Could Affect Future Results” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 31, 2005.